Exhibit 10.1

Execution Copy

SEPARATION AGREEMENT

SEPARATION AGREEMENT by and among MDC PARTNERS INC. (“MDC” or the “Company”) and MILES NADAL (“Nadal”), dated as of July 20, 2015 (this “Agreement”).

WHEREAS, NADAL MANAGEMENT LIMITED (formerly Stallion Investments Limited), a corporation in which Miles Nadal is the sole indirect shareholder (“NML”), NADAL FINANCIAL CORPORATION, a corporation in which Miles Nadal is the sole shareholder (“NFC”), and Nadal provide services to the Company pursuant to the terms and conditions of that certain Amended and Restated Management Services Agreement, dated as of May 6, 2013 as amended on April 30, 2015 (the “Services Agreement”), pursuant to which Nadal served as the Chief Executive Officer and President of the Company;

WHEREAS, NML, Nadal and the Company are parties to nine (9) Incentive Retention Agreements, dated as of November 5, 2012, February 14, 2012, February 14, 2013, March 11, 2013, April 10, 2013, October 30, 2013, February 20, 2014, November 3, 2014 and April 27, 2015, respectively (collectively, the “Incentive/Retention Agreements”), in each case, which provided for the payment of incentive compensation previously made by the Company to NML and Nadal;

WHEREAS, Nadal has agreed to repay the Company certain amounts paid to the him during the Term of the Services Agreement, as described below, which when paid will represent, together with other amounts previously paid by Nadal to the Company, repayment by Nadal of all amounts that the Company has requested be repaid to it; and

WHEREAS, capitalized terms used in this Agreement and not otherwise defined shall have the meaning given to such terms in the Services Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the parties hereby agree as follows:

1.           Resignation and Termination of Term under Services Agreement. Nadal hereby resigns from his position as Chief Executive Officer of the Company. Each of NML, NFC and Nadal agree that Nadal’s resignation shall be treated as a voluntary separation from service without Good Reason under the Services Agreement and shall be treated as a voluntary resignation (that does not qualify for “retirement” treatment) for purposes of any outstanding incentive compensation agreements, and give irrevocable notice to the Company that the Term of the Services Agreement shall terminate, effective July 20, 2015 at 9 a.m. (EDT) (the “Termination Date”). In addition, Nadal hereby resigns as Chairman and as a member of the Board of Directors of the Company and any of its subsidiaries and affiliates (together, the “Company Group”) and from all other officer and other positions with the Company Group, effective as of the Termination Date.

2.           No Severance Payment. In accordance with the terms and conditions of Section 8(a) of the Services Agreement, NML shall be entitled to payment of the unpaid amount of the Annual Retainer Fee through the Termination Date in full satisfaction of any and all severance compensation and benefits or any other claims for compensation and benefits (including, but not limited to, under the 2014 and 2015 LTIP Cash Incentive Agreements) which NML, NFC and/or Nadal may have or allege against the Company Group, other than (x) reimbursement for unreimbursed business expenses incurred prior to the date hereof for which NML, NFC or Nadal are entitled to reimbursement under applicable policies of the Company, (y) any benefits to which Nadal may be entitled by operation of law and (z) any indemnification, advancement of expense, contribution or similar rights to which NML, NFC or Nadal may be or become entitled, including without limitation pursuant and subject to the Company’s By-Laws and Nadal’s undertaking letter agreement with the Company dated January 6, 2015 (the “Undertaking Agreement”). The Company will continue to provide to the Executive indemnification and director and officer insurance coverage substantially identical to that which the Company provides to its directors and officers, subject to the terms of the Company’s By-Laws and the relevant insurance policies.

3.            Repayment under Incentive/Retention Agreements. NML, NFC and Nadal hereby covenant and agree to repay an amount equal to $10,581,605 in respect of the Incentive/Retention Agreements (the “Retention Repayment Amount”) to the Company, representing the amounts NML and Nadal are required to repay to the Company as a result of his resignation, as described in Section 1 above. The Retention Repayment Amount shall be paid by NML and Nadal in accordance with the following payment schedule:

(i)	an amount equal to $1 million shall be paid to the Company on or prior to September 30, 2015;
(ii)	an amount equal to $1.5 million shall be paid to the Company on or prior to December 31, 2015;
(iii)	an amount equal to $2 million shall be paid to the Company on or prior to December 31, 2016;
(iv)	an amount equal to $4 million shall be paid to the Company on or prior to June 30, 2017; and
(v)	the remaining balance of $2,081,605 shall be paid to the Company on or prior to December 31, 2017.

Notwithstanding the foregoing, in the event of a “Change in Control” of the Company (as such term is defined in Section 2(b)(i) or 2(b)(iii)(A) or (C) of the Company’s 2011 Stock Incentive Plan, a “Change in Control”), the remaining unpaid balance of the Retention Repayment Amount shall become immediately due and payable to the Company and such amounts shall be paid to the Company no later than ten (10) days after the consummation of the Change in Control, and the parties shall exchange mutual general releases, the terms of which shall be negotiated by the parties in good faith. The Company agrees that payment of the Retention Repayment Amount as provided in this Section 3 shall fully satisfy any and all obligations that Nadal, NFC or NML may have to repay any amounts paid to them under the Incentive/Retention Agreements.

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4.           Repayment of Specified Expenses. NML, NFC and Nadal acknowledge and confirm their agreement to repay an amount equal to $1,877,000 (the “Expense Repayment Amount”) to the Company, representing the return by them of certain amounts paid by the Company to or on behalf of Nadal and NML during the Term of the Services Agreement, in four (4) equal installments on or prior to each of August 31, 2015, September 30, 2015, October 31, 2015 and November 30, 2015.

5.           Intellectual Property Rights. Nadal acknowledges and agrees that all concepts, writings and proposals submitted to and accepted by MDC (“Intellectual Property”) which relate to the business of MDC and which have been conceived or made by him during the period of his engagement under the Services Agreement, either alone or with others, are the sole and exclusive property of MDC. As of the date hereof, Nadal hereby assigns in favor of MDC all the Intellectual Property covered hereby. On or subsequent to the date hereof, Nadal shall execute any and all other papers and lawful documents required or necessary to vest sole rights, title and interest in the MDC or its nominee of the Intellectual Property.

6.           Non-Disparagement and Communications with Company Employees, Business Partners and Clients.  Nadal agrees to refrain from any disparagement, defamation, libel, or slander of the Company Group or any of the directors, officers or agents of the Company Group, and agrees to refrain from any tortious interference with the contracts and relationships of the Company Group. Executive further agrees that he will refrain from discussing Company Group confidential business or financial information with third parties, including the Company Group’s actual and potential clients or business partners. Executive further agrees that he will not discuss the Company Group’s business with Company Group employees, clients, or business partners without the written consent of the Company’s Chief Executive Officer or his designee. The Company agrees to take commercially reasonable efforts to cause its directors and executive officers to refrain from any disparagement, defamation, libel, or slander regarding Nadal, NML or NFC or any of their affiliates. Notwithstanding the foregoing, nothing in this Section 6 shall limit (and none of the following shall be deemed a breach of this Section 6) (x) Nadal or any director or executive officer of the Company from making any truthful statement, or having any communication of any type with any other person, to the extent Nadal, or any such director or executive officer, respectively, determines in good faith that such statement or communication is (i) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, or (ii) or reasonably necessary in the view of counsel in the defense or prosecution of any actual or reasonably anticipated administrative or court action or claim or (y) Nadal or any director or executive officer of the Company from communicating truthful information to any governmental, regulatory or quasi-regulatory authority. Nothing contained in this Agreement shall be construed as a waiver by any of the parties hereto of their attorney-client or joint defense privilege or work product protection or any other privilege or protection belonging to such party, and the parties acknowledge their continuing obligations to maintain each such privilege.

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7.           No Third Party Cooperation. Executive agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company Group, other than pursuant to facially valid legal process. Executive agrees both to immediately notify the Company upon receipt of any such process, and to promptly furnish to the Company a copy of any written documentation evidencing such process.

8.           Press Release. The Company agrees that it will share an advance draft of the press release (or portion thereof) it intends to issue on July 20, 2015, regarding Executive’s resignation from the Company. The Company shall be under no obligation to revise or modify any press release it intends to issue.

9.           Confidentiality; Return of Company Property.

(a)         Nadal acknowledges that he has had access to confidential, proprietary business information of MDC as a result of employment, and Nadal hereby agrees not to use such information personally or for the benefit of others. Nadal also agrees not to disclose to anyone any confidential information at any time in the future so long as it remains confidential. Nothing in this Section 9 is intended or shall be construed to limit Nadal from using or disclosing any information to the extent that he determines in good faith to be (i) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, or (ii) or reasonably necessary in the view of counsel in the defense or prosecution of any actual or reasonably anticipated administrative or court action or claim.

(b)         Nadal covenants that he will promptly return all Company Group property in his possession to MDC. The Company agrees that it will, and it will cause members of the Company Group to, promptly return to Nadal any property of Nadal, NFC or NML or their affiliates in its possession. The parties mutually agree to reasonably cooperate in the identification of property required to be returned to the other party, and in arranging for forwarding of mail, messages, telephone and other communications to Nadal, NML or NFC.

10.         Confirmation of Restrictive Covenants. Nadal hereby acknowledges and reaffirms all of his restrictive covenants set forth in Section 9 of the Services Agreement, which covenants shall remain in full force and effect in accordance with their express terms and conditions following the Termination Date.

11.         Entire Agreement; No Other Promises. Each of the parties hereto acknowledges and represents that this Agreement contains the entire agreement between Nadal, NML, NFC and MDC, and it supersedes any and all previous agreements concerning the subject matter hereof. For the avoidance of doubt, (x) the restrictive covenants set forth in Section 9 of the Services Agreement shall remain in force along with any other terms in the Services Agreement that are necessary to enforce such covenants and (y) nothing herein is intended or should be construed to affect any rights in the nature of indemnification, contribution or similar rights to which the Company, NML, NFC or Nadal may be or become entitled including without limitation pursuant and subject to the Company’s By-Laws and the Undertaking Agreement. Each of the parties hereto further acknowledges and represents that the none of the other parties hereto, nor any of their agents, representatives or employees have made any promise, representation or warranty whatsoever, express, implied or statutory, not contained herein, concerning the subject matter hereof, to induce them to execute this Agreement, and acknowledge that they have not executed this Agreement in reliance on any such promise, representation or warranty. Nadal and the Company expressly acknowledge and agree that Section 1 above accurately represents and describes the circumstances under which his services to the Company are ending.

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12.         Equitable Relief. The parties acknowledge that a remedy at law for any breach or attempted breach of this Agreement will be inadequate, and agree that each of them shall be entitled to specific performance and injunctive and other equitable relief in the case of any such breach or attempted breach.

13.         Severability. If any term or condition of this Agreement shall be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, this Agreement shall be construed without such term or condition. If at the time of enforcement of any provision of this Agreement, a court shall hold that the duration, scope or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the maximum duration, scope or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope or area.

14.        Choice of Law and Forum. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of New York, without regard to its choice of law provisions. Any dispute under this Agreement shall be adjudicated by a court of competent jurisdiction in the city of New York.

15.         Agreement of Nadal Affiliates. Nadal covenants and agrees to cause NML and NFC to promptly execute counterparty signature pages to this Agreement with the purpose and effect of such parties having entered into this Agreement as of the date hereof.

16.        Amendment. This Agreement may not be amended or modified in any way, except pursuant to a written instrument signed by all parties.

17.        Waiver. Failure of any party hereto at any time to enforce any provision of this Agreement or to require performance by any other party of any provisions hereof shall in no way affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce its rights hereunder; nor shall it be taken to constitute a condonation or waiver by such party of that default or any other or subsequent default or breach.

18.         Notices. All notices or other communications hereunder shall not be binding on either party hereto unless in writing, and delivered to the other party thereto at the following address:

If to the Company:	MDC Partners Inc.
745 Fifth Avenue
New York, NY 10151
Attention: General Counsel

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With a copy to:	Paul C. Curnin
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017

If to Nadal, NFC or NML:	Miles S. Nadal
PO Box N-1991, Paradise Island
Nassau, Bahamas

With a copy to:	Arthur Kohn
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006

Notices shall be deemed duly delivered upon hand delivery thereof at the above addresses, one day after deposit with a nationally recognized overnight delivery company, or three days after deposit thereof in the United States mails, postage prepaid, certified or registered mail. Any party may change its address for notice by delivery of written notice thereof in the manner provided.

19.         Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

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HAVING READ AND UNDERSTOOD THIS AGREEMENT, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO CONSULT COUNSEL, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT AS OF THE DAY AND YEAR FIRST WRITTEN ABOVE.

MDC Partners Inc.

By:	/s/ Mitchell Gendel
Name: Mitchell Gendel
Title: General Counsel

Nadal Management Limited

By:
Name:
Title:

Miles Nadal

/s/ Miles Nadal
Miles Nadal

Nadal Financial Corporation

By:
Name:
Title:

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